EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                   THIRD RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              WTC INDUSTRIES, INC.


         WTC Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That pursuant to the recommendation of the Board of Directors of WTC Industries, Inc. (the "Company"), the following resolutions amending the Certificate of Incorporation of the Company were duly adopted by the written consent of stockholders of the Company holding a majority of the outstanding stock entitled to vote thereon. The resolutions setting forth the proposed amendment are as follows:

         "NOW, THEREFORE, BE IT RESOLVED, that on the effective date referred to below (the "Effective Date") each one share of the Company's common stock, par value $.01 per share, which is outstanding as of the close of business on the Effective Date shall at that time, without further action by the holders of such common stock, be made the subject of a reverse stock split and converted into one-tenth of one share of Company common stock;

         RESOLVED FURTHER, that as of the Effective Date, Article
         Fourth, Section A of the Company's Certificate of Incorporation shall be amended to read as follows:

                  'Common Stock. 15,000,000 shares of Common
                  Stock, which shall have a par value of $.10 per share.'

         RESOLVED FURTHER, that the foregoing resolutions and the reverse split and amendment to the Certificate of Incorporation provided for therein shall be submitted for approval of the shareholders of record on December 15, 1998 in accordance with Delaware law, either at a meeting of shareholders or by means of written consents, and shall become effective following such shareholder approval at an effective date (the "Effective Date") which shall be specified by the President in a press release issued with respect to the reverse stock split;"

         SECOND: That the foregoing resolutions have been adopted by written consent of stockholders holding a majority of the outstanding stock entitled to vote thereon in accordance with Section 216 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Robert C. Klas, Sr., its Chief Executive Officer, on this 4th day of January, 1999.

                                         WTC INDUSTRIES, INC.


                                         By  /s/ Robert C. Klas, Sr.
                                           -------------------------
                                            Robert C. Klas, Sr.
                                            Chief Executive Officer